Exhibit 10.1

ANGELICA CORPORATION
LONG TERM INCENTIVE PROGRAM
CASH AWARD AGREEMENT

This Cash Award Agreement (this “Agreement”) is made and entered into as of the ____ day of ____________, _____ by and between Angelica Corporation, a Missouri corporation (the “Company”) and _____________________ (“Employee”).

WHEREAS, Employee has been designated a participant in the Company’s Long-Term Incentive Program for the ___________  performance period; and

WHEREAS, in consideration of the foregoing, the Board of Directors of the Company desires to award a cash amount (the “Cash Award”), to Employee under and in accordance with the terms of the ____ Long Term Incentive Program (the “____ Program”), and Employee desires to receive such Cash Award on the terms and conditions, and subject to the restrictions, herein set forth; and

NOW, THEREFORE, in consideration of the terms and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

Section 1.                                 Definitions.

As used in this Agreement, the following terms shall have the following meanings:

A.	“Cash Award” means the award provided for in Section 2.

B.	“Board of Directors” means the Board of Directors of the Company.

C.
“Cause” means (i) Employee’s willful and continued failure to substantially perform his duties and responsibilities with the Company (other than as a result of incapacity due to a physical or mental condition), after a written demand for substantial performance is delivered by the Company to Employee in which there is a specific identification of the manner in which Employee is not substantially performing his duties and responsibilities; (ii) Employee’s commission of an act constituting a criminal offense involving moral turpitude, dishonesty or breach of trust; or (iii) Employee’s material breach of the terms of any employment agreement between Employee and the Company.

D.	“Change of Control” means Change of Control as defined in the Company’s 1999 Performance Plan.

E.	“Date of Award” means _____________, ______.

F.
“Disability” means that Employee has been unable to perform the duties and responsibilities then required of him on a full-time basis for a period of 180 consecutive business days by reason of physical or mental condition.  Disability shall be deemed to exist when certified by a physician or physicians selected by the Company who are acceptable to Employee or Employee’s legal representative, such agreement as to acceptability not to be unreasonably withheld.

G.	“Performance Period” means the period of three consecutive fiscal years of the Company, commencing January __, _____.

H.	“Restrictions” mean the restrictions on the Cash Award as provided for in Sections 3, 4 and 5 of this Agreement.

Section 2.                        Award.  Subject to the terms of this Agreement, effective as of the Date of Award, the Company awards to Employee an aggregate cash amount of ______________ ($______), subject to the Restrictions and the limitations on transfer set forth in Section 6.

Section 3.                         Forfeiture of Cash Award for Certain Terminations of Employment during the Performance Period.

(a)                      If Employee shall cease to be employed by the Company at any time prior to the end of the Performance Period due to a termination by the Company for Cause or termination by Employee for any reason other than death or Disability, or if, at any time during the initial eighteen (18) months of the Performance Period, Employee shall cease to be employed by the Company due to a termination by the Company without Cause, Employee shall immediately forfeit to the Company the entire amount of the Cash Award that has not previously been earned as provided in Section 5, without any consideration paid to Employee, and, thereafter, Employee shall have no further rights with respect to such Cash Award.

(b)                      Provided that the Cash Award has not previously been earned as provided in Section 5, if Employee’s employment with the Company terminates prior to the end of the Performance Period and such termination occurred by reason of Employee’s death or Disability, or if, during the final eighteen (18) months of the Performance Period Employee’s employment with the Company terminates and such termination  was initiated by the Company for any reason other than Cause, Employee shall immediately forfeit to the Company that portion of the Cash Award determined by multiplying the amount of the Cash Award by a fraction, the numerator of which is the number of whole months from the date of termination of employment to the end of the Performance Period and the denominator of which is 36.  The remaining portion of the Cash Award will be earned and paid, or forfeited, in accordance with Section 4.

Section 4.                         Forfeiture of Cash Award if Maximum Performance Goals are not Achieved; Payment of Earned Cash Award. If Employee shall have been continuously employed by the Company from the Date of Award through the end of the Performance Period, and the Cash Award has not previously been earned pursuant to Section 5, the portion of the Cash Award to be forfeited by Employee, if any, shall be that portion that has not been earned by Employee based on achievement of the performance goals established under the Company’s 2008 Long-Term Incentive Program, as set forth in Attachment A.  The Cash Award earned, if any, shall be payable as soon as administratively feasible following the determination of achievement, but not later than the end of the calendar year in which the Performance Period ends.

Section 5.                          Change of Control.

(a)                      Notwithstanding Section 4, in the event of a Change of Control prior to the end of the Performance Period, and provided Employee is employed by the Company on the effective date of the Change of Control, the full amount of the Cash Award will be earned and payable to Employee as of the earlier of either: (i) the date that is one (1) year following the effective date of such Change of Control; (ii) the date upon which Employee’s employment is terminated by the Company for any reason other than for Cause; or (iii) the date upon which Employee’s employment terminates by reason of Employee’s death or Disability, and, in the case of termination of employment due to Disability, the termination is deemed to be a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.

(b)                      Notwithstanding Section 5(a), if, during such one (1) year period following any such Change of Control, Employee’s employment is terminated by Employee voluntarily or by the Company for Cause, the full amount of the Cash Award shall thereupon be forfeited to the Company and Employee shall have no further rights to such Cash Award.

(c)                      A Cash Award payable in accordance with this Section 5 shall be paid as soon as administratively feasible following the date such Cash Award becomes payable, but in no event later than the later of (i) the end of the calendar year in which the Cash Award becomes payable; and (ii) the 15th day of the third calendar month following the date the amount becomes payable.

Section 6.                          Limitations on Transfer.  Subject to Section 8 (concerning tax withholding), no portion of the Cash Award may be assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered until such time as it has been earned and paid and no such assignment, transfer, exchange, pledge, hypothecation, or encumbrance, whether made or created by voluntary act of Employee or of any agent of such Employee or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company.

Section 7.                          Amendment.  This Agreement may be amended by mutual consent of the parties hereto by written agreement.

Section 8.                          Withholding.  The Company shall have the right to withhold from or require Employee to pay to the Company any amounts required to be withheld by the Company in respect of any federal, state or local taxes in respect of the Cash Award under this Agreement.

Section 9.                          Governing Law.  This Agreement shall be construed and administered in accordance with the laws of the State of Missouri.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day first written above.

ANGELICA CORPORATION

By:
Stephen M. O’Hara
President and Chief Executive Officer

EMPLOYEE

Printed Name: